Exhibit 99.1

NBC UNIVERSAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

Independent Auditors’ Report

The Board of Directors

NBC Universal, Inc.:

We have audited the accompanying consolidated balance sheets of NBC Universal, Inc. and consolidated subsidiaries (“NBC Universal”) as of December 31, 2010 and 2009, and the related consolidated statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of NBC Universal’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of NBC Universal’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBC Universal as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

February 28, 2011

NBC UNIVERSAL, INC.

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share data)

	December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$1,084	$197
Short-term loans to parent, net (Note 4)	8,072	1,547
Receivables, net	2,163	2,095
Programming rights (Note 5)	533	644
Other current assets	411	436

Total current assets	12,263	4,919

Film and television costs (Note 5)	3,890	3,863
Investments (Note 6)	1,723	1,599
Noncurrent receivables, net	782	613
Property and equipment, net (Note 7)	1,835	1,805
Goodwill (Note 8)	19,243	18,642
Intangible assets, net (Note 9)	2,552	2,573
Other noncurrent assets	136	125

Total assets	$42,424	$34,139

Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,536	$2,415
Accrued participations and residuals	1,291	1,173
Program obligations	422	497
Deferred revenue	500	655

Total current liabilities	4,749	4,740

Long-term debt (Note 11)	9,090	1,685
Related party borrowings (Note 4)	816	—
Accrued participations, residuals and program obligations	639	723
Deferred income taxes (Note 10)	2,303	2,050
Deferred revenue	395	323
Other noncurrent liabilities	615	513

Commitments and contingencies (Note 18)

NBC Universal, Inc. stockholders’ equity
Common stock, $0.01 par value per share, authorized 2,000 and issued 1,000 (Note 16)	—	—
Additional paid-in capital	23,592	23,592
Accumulated other comprehensive loss (Note 2)	(13)	(6)
Retained earnings	320	509

Total NBC Universal, Inc. stockholders’ equity	23,899	24,095
Noncontrolling interests	(82)	10

Total equity	23,817	24,105

Total liabilities and equity	$42,424	$34,139

See accompanying notes to consolidated financial statements.

NBC UNIVERSAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions)

	December 31,
	2010	2009	2008
Revenue	$16,590	$15,085	$16,802

Operating costs and expenses	(14,037)	(12,870)	(13,943)
Depreciation	(252)	(242)	(242)
Amortization	(97)	(105)	(126)

	(14,386)	(13,217)	(14,311)

Operating income	2,204	1,868	2,491

Other income (expense):
Equity in income of investees	308	103	200
Other (loss) income, net (Note 15)	(29)	211	270
Interest income	55	55	110
Interest expense	(277)	(49)	(82)

Income before income taxes and noncontrolling interests	2,261	2,188	2,989
Provision for income taxes (Note 10)	(745)	(872)	(1,147)

Income before noncontrolling interests	1,516	1,316	1,842
Net income attributable to noncontrolling interests	(49)	(38)	(73)

Net income attributable to NBC Universal, Inc. stockholders	$1,467	$1,278	$1,769

See accompanying notes to consolidated financial statements.

NBC UNIVERSAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	December 31,
	2010	2009	2008

Operating activities
Income before noncontrolling interests	$1,516	$1,316	$1,842
Adjustments to reconcile income before noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	349	347	368
Amortization of film and television costs	2,773	2,333	1,830
Equity in income of investees	(308)	(103)	(200)
Cash received from investees	215	182	218
Deferred income taxes	254	186	448
Net loss (gain) on investment activity and other	28	(174)	(260)
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(80)	491	135
Increase in film and television costs	(2,826)	(2,183)	(2,402)
Increase (decrease) in accounts payable, accrued liabilities, accrued participations and residuals, program obligations and deferred revenue	2	122	(252)
Proceeds from insurance claim	—	—	330
Other	88	105	(152)

Net cash provided by operating activities	2,011	2,622	1,905

Investing activities
Capital expenditures	(352)	(339)	(363)
Acquisitions, net of cash acquired	—	(14)	(110)
Purchases of investments and other assets	(32)	(64)	(662)
Proceeds received from sale of business, investments and other assets	3	67	293
Proceeds from insurance claim	—	—	94

Net cash used in investing activities	(381)	(350)	(748)

Financing activities
Proceeds from third party borrowings	9,090	1,671	—
Repayment of third party borrowings	(1,671)	(1,692)	—
(Increase) decrease in short-term loans to parent, net	(6,529)	(363)	424
Contributions received from stockholders	—	—	624
Dividends paid	(1,589)	(1,950)	(2,135)
Distributions to noncontrolling interests, net	(44)	(60)	(94)

Net cash used in financing activities	(743)	(2,394)	(1,181)

Increase (decrease) in cash and cash equivalents	887	(122)	(24)

Cash and cash equivalents, at beginning of year	197	319	343

Cash and cash equivalents, at end of year	$1,084	$197	$319

Cash paid for interest	$275	$105	$200
Cash paid for taxes	$328	$461	$702

See accompanying notes to consolidated financial statements.

NBC UNIVERSAL, INC.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

	NBC Universal, Inc. Stockholders
	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Noncontrolling interests	Total equity
Balance, December 31, 2007	$—	$22,968	$48	$1,547	$27	$24,590
Comprehensive income
Net income attributable to NBC Universal, Inc. stockholders and noncontrolling interests				1,769	73	1,842
Other comprehensive income (loss)			(123)			(123)

Total comprehensive income						1,719
Capital contributions		624				624
Dividends				(2,135)	(94)	(2,229)
Other					10	10

Balance, December 31, 2008	—	23,592	(75)	1,181	16	24,714
Comprehensive income
Net income attributable to NBC Universal, Inc. stockholders and noncontrolling interests				1,278	38	1,316
Other comprehensive income (loss)			69			69

Total comprehensive income						1,385
Dividends				(1,950)	(60)	(2,010)
Other					16	16

Balance, December 31, 2009	—	23,592	(6)	509	10	24,105
Comprehensive income
Net income attributable to NBC Universal, Inc. stockholders and noncontrolling interests				1,467	49	1,516
Other comprehensive income (loss)			(7)			(7)

Total comprehensive income						1,509
Dividends				(1,586)	(51)	(1,637)
Other				(70)	(90)	(160)

Balance, December 31, 2010	$—	$23,592	$(13)	$320	$(82)	$23,817

See accompanying notes to consolidated financial statements.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

(1) Description of the business

NBC Universal, Inc. (“NBCU”) is one of the world’s leading media and entertainment companies. We develop, produce and distribute entertainment, news and information, sports and other content for global audiences. Formed in May 2004 through the combination of the National Broadcasting Company (“NBC”) and Vivendi Universal Entertainment, we own and operate a diversified and integrated portfolio of some of the most recognizable media brands in the world. As of December 31, 2010, our common stock was owned 87.7% by General Electric Company (“GE”) (through a wholly-owned subsidiary) and 12.3% by a wholly-owned subsidiary of Vivendi S.A. (“Vivendi”). Our business operations are organized into the following three divisions:

•

Media Networks: Media Networks consists principally of our U.S. cable entertainment networks (including USA Network, Syfy, Bravo, Oxygen, Chiller, mun2, Sleuth and Universal HD), our U.S. news and information networks (including MSNBC, CNBC and CNBC World) and our international entertainment and news and information networks (including Syfy Universal, 13th Street Universal, Universal Channel, Diva Universal, CNBC Europe and CNBC Asia); our U.S. broadcast networks (NBC and Telemundo); our 10 NBC and 16 Telemundo owned local television stations; our television production operations; and our digital media properties (consisting primarily of brand-aligned and other websites such as iVillage). In addition, we have equity interests in various media networks and related businesses, including A&E Television Networks (“AETN”).

•

Filmed Entertainment: Filmed Entertainment produces, acquires, markets and distributes filmed entertainment and stage plays worldwide in various media formats for theatrical, home entertainment, television and other distribution platforms.

•

Theme Parks: Theme Parks consists principally of our Universal Studios Hollywood theme park, our Wet ‘ n Wild water park and fees from intellectual property licenses and other services from third parties that own and operate Universal Studios Japan and Universal Studios Singapore. We also have a 50% equity interest in, and receive special and other fees from, Universal City Development Partners (“UCDP”), which owns Universal Studios Florida and Universal’s Islands of Adventure. References to our “theme parks” refer both to our wholly owned parks and the theme parks owned by UCDP.

Our headquarters are located in New York, New York, with operations throughout North America, Europe, South America and Asia.

On December 3, 2009, we entered into an agreement with GE and Comcast Corporation (“Comcast”), pursuant to which GE and Comcast were to form a new venture, NBCUniversal, LLC (“NBCUniversal Holdings”) that would combine our company and certain businesses contributed by Comcast (the “Comcast Content Business”), which we refer to as the Joint Venture Transaction. The Comcast Content Business consists primarily of Comcast’s national cable networks, including E!, Golf Channel, G4, Style and VERSUS, Comcast’s regional cable networks, consisting of ten regional sports networks and three regional community-oriented and news channels, and certain digital media assets, including the Internet websites Fandango and DailyCandy.

In connection with the Joint Venture Transaction, during 2010, we borrowed an aggregate of approximately $9.1 billion, which includes the senior notes in an aggregate principal amount of $4.0 billion that we issued on April 30, 2010 (“April Notes”). A portion of the proceeds from this issuance was used in May to repay amounts due under our two-year term loan agreement (the “Two-Year Term Loan Agreement”). On October 4, 2010, we issued additional senior notes in an aggregate principal amount of $5.1 billion (“October Notes”). We collectively refer to the April Notes and the October Notes as the “2010 Senior Notes”.

On December 3, 2009, GE also entered into a stock purchase agreement with Vivendi (“the Vivendi Stock Purchase Agreement”), pursuant to which GE agreed, among other things, to purchase Vivendi’s remaining interest in our company in connection with the closing of the Joint Venture Transaction. Pursuant to the Vivendi Stock Purchase Agreement, GE purchased from Vivendi, 7.7% of the common stock of our company for $2.0 billion on September 26, 2010.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

On January 26, 2011, GE purchased Vivendi’s remaining 12.3% interest in our company for $3.578 billion, plus $222 million related to the previously purchased shares. In addition, immediately prior to the closing of the Joint Venture Transaction, the remaining proceeds of our 2010 Senior Notes were used to distribute approximately $7.4 billion to GE.

We closed the Joint Venture Transaction on January 28, 2011, pursuant to which our company was converted to a limited liability company, NBCUniversal Media LLC, (“NBCUniversal”), and Comcast contributed the Comcast Content Business to NBCUniversal. NBCUniversal is now indirectly owned 51% by Comcast and 49% by GE. Refer to Note 19 for further details.

(2) Summary of significant accounting policies

Accounting principles and consolidation

Our consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”).

Our consolidated financial statements include the consolidated accounts of NBCU and our subsidiaries, companies that we control and in which we hold a majority voting interest, generally defined as more than 50%, and/or variable interest entities (“VIEs”) where we are the primary beneficiary and are required to consolidate in accordance with US GAAP. Intra-company transactions have been eliminated. Significant transactions between NBCU and GE, Vivendi, their affiliates and other associated companies are reflected in these consolidated financial statements and disclosed as related party transactions, where material.

Certain reclassifications have been made in the 2009 and 2008 consolidated financial statements and notes to conform to the current period’s presentation.

FASB accounting standards codification

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“Codification” or “ASC”) 105 Generally Accepted Accounting Principles, which combines all previously issued authoritative US GAAP into one codified set of guidance organized by subject area and supersedes all existing non-SEC accounting and reporting standards. Subsequent revisions will be effected through Accounting Standards Updates (“ASU’s”), which will serve to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the changes to the Codification. We have included references to the Codification, as appropriate, in these financial statements.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Actual results could differ from those estimates.

We amortize capitalized film and television costs, as well as associated participation and residual payments, on an individual production basis using the ratio of the current period’s actual revenue to estimated total remaining gross revenue from all sources (“Ultimate Revenue”). Estimates of total revenue and costs are based on anticipated release patterns, public acceptance and historical results for similar productions. The most significant estimates made by us in the preparation of these consolidated financial statements relate to Ultimate Revenue; estimates of DVD returns and customer incentives; provision for doubtful accounts; allocation of purchase price to assets acquired and liabilities assumed in a business combination; income taxes and accruals for contingent liabilities; and impairment assessments for film and television productions, property and equipment, and goodwill and non-amortizing intangible assets, including trade names and Federal Communications Commission (“FCC”) licenses.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

Receivables

Receivables are recorded net of a provision for doubtful accounts of $85 million and $145 million, as well as estimated allowances for DVD returns and customer incentives of $485 million and $491 million, at December 31, 2010 and 2009, respectively. Bad debt expense, excluding recoveries, recorded during the years ended December 31, 2010, 2009, and 2008, was approximately $12 million, $59 million and $54 million, respectively.

Certain eligible trade receivables are monetized through various GE programs. These monetization transactions are accounted for as sales in accordance with ASC 860, Transfers and Servicing (“ASC 860”). See Note 4 for further discussion on our monetization programs with GE.

Included in our consolidated balance sheet at December 31, 2010 and 2009, are unbilled receivables related to long-term television distribution contracts in the amounts of $307 million and $623 million, respectively, of current receivables and $435 million and $273 million, respectively, of noncurrent receivables (net of imputed interest).

Our trade receivables do not represent a significant concentration of credit risk at December 31, 2010 due to the wide variety of customers and markets into which our products are sold and their dispersion across geographic areas.

Inventories

Inventories, consisting of home entertainment units and theme park merchandise, are stated at the lower of cost (determined by the first-in, first-out method) or realizable values. Inventories are included in other current assets in our consolidated balance sheet.

Investments

We determine the appropriate classification of our investments in securities at the time of purchase. Marketable equity securities classified as available-for-sale securities are reported at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. Unrealized gains and losses, net of taxes, on available-for-sale securities are included as a separate component of other comprehensive income until realized.

We use the equity method to account for investments in which we have the ability to exercise significant influence over the investee’s operating and financial policies, referred to within our financial statements as “investees”. Equity method investments are recorded at cost and are adjusted to recognize (i) our proportionate share of the investee’s net income or losses after the date of investment, (ii) amortization of basis differences, (iii) additional contributions made and dividends received, and (iv) impairments resulting from other-than-temporary declines in fair value. For certain investments, we record our share of the investee’s net income or losses one quarter in arrears due to the timing of our receipt of such information. Gains or losses on the sale of equity method investments, as well as impairments, are recorded to other income, net.

We regularly review investment securities for impairment based on both quantitative and qualitative criteria that include the extent to which the investment’s carrying value exceeds its fair value, the duration of the market decline, our intent or requirement to sell the investment before recovery of our amortized cost and the financial health and specific prospects of the issuer of the security. Management makes certain assumptions and estimates as part of its review and therefore actual results could differ materially. Unrealized losses that are other-than-temporary are recognized in other income, net. Realized gains and losses are accounted for using the specific identification method. Refer to Note 12 for further discussion on fair value estimates.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Film and television costs and acquired programming

We capitalize film and television production costs, including direct costs, production overhead, print costs, development costs and interest. We do not capitalize costs related to film exploitation, which are principally costs associated with film and television program marketing and distribution. We amortize capitalized film and television production costs, as well as associated participation and residual payments, on an individual production basis using the ratio of the current period’s actual revenue to our estimate of Ultimate Revenue. Actual results could differ materially from those estimates. Unamortized film and television costs are stated at the lower of unamortized cost or fair value.

Acquired film and television libraries are amortized on a straight-line basis over a period not to exceed 20 years. Unamortized film and television libraries are stated at the lower of unamortized cost or fair value. Amortization expense related to both our film and television capitalized costs and libraries, is recorded in operating costs and expenses in our consolidated statement of income.

We capitalize the costs to license programming content, including rights to multi-year live-event based sports programming, at the earlier of acquisition or when the license period begins and the content is available for use. Capitalized programming costs are amortized when we broadcast the associated programs, whereas multi-year live-event based sports programming rights are amortized using the ratio of the current period actual revenue to estimated total direct revenue or on a straight-line basis over the contract period, as appropriate.

The costs of acquired programming are stated at the lower of unamortized costs or net realizable value on a program-by-program, package, channel or daypart basis, as appropriate. A daypart is defined as an aggregation of programs broadcasted during a particular time of day or programs of a similar type. Our cable programming networks are typically tested individually for impairment, whereas the NBC and Telemundo broadcast networks are tested on a daypart basis. An impairment charge may be necessary if our estimates of future cash flows are insufficient or when there is no plan to air.

We enter into arrangements with third parties to jointly finance and/or distribute many of our film productions. These arrangements, which are referred to as co-financing arrangements, can take various forms, but in most cases, the form of the arrangement involves the grant of an economic interest in a film to an investor. The parties to these arrangements can also vary, yet in most cases the investor assumes full risk for that portion of the film acquired in these transactions. We account for our proceeds under these arrangements as a reduction of our capitalized film costs. In these arrangements, the third-party investor owns an undivided copyright interest in the film and, therefore, in each period we reflect either a charge or benefit to operating costs and expenses in our consolidated statement of income to reflect the estimate of the third-party investor’s interest in the profits or losses of the film. Consistent with the requirements of ASC 926, Entertainment—Films, the estimate of the third-party investor’s interest in profits or losses of a film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated Ultimate Revenue.

Property and equipment

Property and equipment are stated at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, generally 10 to 40 years for buildings and 3 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the economic useful life of the improvement or the lease period. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable and, if impaired, write the assets down to fair value.

Intangible assets

Goodwill

We do not amortize goodwill, but test it annually for impairment using a fair value approach at the reporting unit level during the third quarter and whenever events or circumstances indicate it is more likely than not that the fair value of a reporting unit has fallen below its carrying amount.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

A reporting unit is generally the operating segment, or a business one level below that operating segment (the component level). We recognize an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value.

We determine the fair value of our reporting units based on the income approach. When available and as appropriate, we use comparative market multiples to corroborate the income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. We use our internal forecasts to estimate future cash flows and include an estimate of future growth rates based on our views of the long-term outlook for each business. Estimating the fair value of reporting units involves the use of estimates and significant judgments that are based on a number of factors including actual operating results. If current conditions change from those expected, it is possible that the judgments and estimates described above could change in future periods. Our annual goodwill impairment analysis, which we performed during the third quarter of 2010, did not result in an impairment charge.

When all or a portion of a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair values of the business disposed of and the portion of the reporting unit that will be retained.

Capitalized software

We capitalize certain costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in intangible assets, net in our consolidated balance sheet and are amortized on a straight-line basis over the estimated useful lives of the software, not to exceed 5 years.

Other intangibles

We amortize the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Finite-lived intangible assets are amortized on a straight-line basis over periods ranging from 2 to 20 years. Intangible assets subject to amortization are tested for impairment using undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable and, if impaired, written down to fair value based on either discounted cash flows or third-party valuations.

We do not amortize indefinite-lived intangible assets, but test them annually for impairment during the third quarter and whenever events or circumstances indicate it is more likely than not that the fair value has fallen below its carrying amount. We use discounted cash flows to establish fair values, corroborated by market multiples when available, reliable and appropriate.

Income taxes

We account for income taxes in accordance with ASC 740, Income Taxes with substantially all of our domestic subsidiaries included in the consolidated U.S. federal income tax return and certain combined state income tax returns of GE.

We are a party to a Tax Sharing Agreement (“TSA”) with GE. The TSA provides for the settlement of income tax liabilities and benefits between NBCU and GE relating to tax returns that include both companies on a consolidated or combined basis. Under the TSA, income taxes are computed on a separate-company basis, and we recognize a benefit in the calculation of our provision for income taxes to the extent that foreign tax credits, capital losses and other tax attributes generated by NBCU can be utilized both on a separate-company basis and in the consolidated or combined income tax returns of GE.

Deferred federal, state and foreign income taxes are provided for temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as for certain other tax attributes, and are stated at enacted tax rates expected to be in effect when the related tax liabilities are actually paid or the related income tax benefits are actually realized. We regularly review the recoverability of our deferred income tax assets. Valuation allowances are recorded to the extent that the recoverability of a deferred income tax asset is not considered to be more likely than not.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

We record liabilities for uncertain income tax positions taking into account the likelihood that the position will more likely than not be sustained on audit by the appropriate tax authority and the amount likely to be realized upon ultimate settlement.

Revenue recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectability is reasonably assured. Determining whether some or all of these criteria have been met involves assumptions and judgments.

We sell access to our cable programming, television broadcast and Internet audience on a daypart, channel or platform basis. These arrangements require us to deliver an advertising unit often accompanied by an audience rating guarantee. We recognize advertising revenue, net of applicable agency commission, as advertising units are aired or viewed, net of a provision for audience deficiency.

We enter into multi-year distribution arrangements with Multi-channel Video Programming Distributors (“MVPDs”). These arrangements obligate us to deliver programming over a specified term, on a per-channel basis, in exchange for a subscription fee. We record contractually stated subscription fees as revenue over the license period. When these arrangements obligate us to deliver live-event based programming for a specified subscription fee, we defer the recognition of the contractually stated fees, until the specified programming is delivered to the MVPD.

Revenue from the theatrical distribution of films is recognized when films are exhibited. Revenue from the licensing of film and television productions is recorded when the content is available for use by the licensee, and when certain other conditions are met. When license fees are contracted as part-cash and part-advertising time, the advertising time component is recognized when the advertising units are aired. Revenue from home entertainment units, net of estimated returns and customer incentives, are recognized on the date that units are delivered to and made available for sale by retailers.

Revenue from advance theme park ticket sales is recognized when the tickets are used. For non-expiring, multi-day or annual passes, revenue is recognized over the period of benefit based on estimated usage patterns that are derived from historical data. Revenue from corporate sponsors at the theme parks is generally recognized over the period of the applicable contract.

We also enter into non-monetary exchanges of advertising units for other advertising units, products or services. Advertising units exchanged for advertising units are recorded at the fair value of advertising units provided and recognized when aired. Advertising units exchanged for products or services are recorded at the fair value of the goods or services received or advertising units provided. Advertising units provided are recognized when aired and costs are recognized in the period the products or services are used.

Advertising costs

Third party advertising costs are expensed as incurred, which is when the advertising is exhibited or aired, and totaled $1.435 billion, $1.493 billion and $1.909 billion for the years ended December 31, 2010, 2009 and 2008, respectively.

Currency translation

Functional currencies are determined based on appropriate economic and management indicators. Our reporting currency is the U.S. dollar. Assets and liabilities of non-U.S. dollar functional currency operations, primarily the euro and the pound sterling, are

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

translated into U.S. dollars at the exchange rates in effect at the consolidated balance sheet date. Revenue and expenses of these functional currency operations are translated into U.S. dollars at the average rates of exchange prevailing during the period. Translation adjustments are included as a separate component of other comprehensive income.

Derivative instruments

We use derivative financial instruments primarily to manage our exposure to the risks associated with fluctuations in foreign currency. Our objective is to manage the financial and operational exposure arising from these risks by offsetting gains and losses on the underlying exposures with gains and losses on the derivatives used to economically hedge them. We account for derivative instruments in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires that all derivative instruments be recognized on the balance sheet at fair value. In addition, ASC 815 provides that for derivative instruments that qualify for hedge accounting, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income or recognized in stockholders’ equity as a component of other comprehensive income until the hedged item is recognized in income, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value is immediately recognized in income. For hedge relationships discontinued because a forecasted transaction is not expected to occur by the end of the originally specified period, any related derivative amounts recorded as a component of accumulated other comprehensive loss is reclassified to income.

Commitments and contingencies

In the normal course of business, we are subject to loss contingencies as well as contractual and other commercial commitments. We recognize liabilities for contingencies and commitments when losses are probable and can be reasonably estimated.

Stock-based compensation

Certain of our employees (and, in limited circumstances, selected consultants, advisors and independent contractors), participate in GE’s stock-based compensation plans, which provide for the issuance of a variety of stock-based awards such as stock options and restricted stock units (“RSUs”). NBCU and GE follow the provisions of ASC 718, Compensation-Stock Compensation, which require that a company measure the cost of employee services received in exchange for an award of stock-based equity instruments based on the grant-date fair value of the award. The cost associated with the issuance of stock-based awards is recognized in our consolidated statement of income over the period during which an employee is expected to provide service in exchange for the award. The accounting for such plans, including assumptions used to determine the fair value of options and the resulting compensation expense, is determined and recorded at GE, and a charge related to the cost associated with NBCU employees is charged to NBCU as a component of GE’s corporate overhead allocation, which we settle in cash with GE. See Note 4.

Comprehensive income

Comprehensive income is reported in our consolidated statement of equity as a component of stockholders’ equity and consists of net income and other gains and losses affecting stockholders’ equity that, under US GAAP, are excluded from net income. For us, such items consist primarily of unrealized gains and losses on marketable equity securities, gains and losses on certain derivative financial instruments, minimum pension liabilities and foreign currency translation gains and losses.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

The following summary sets forth the components of other comprehensive income (loss), net of tax, accumulated in stockholders’ equity:

	Foreign exchange and interest rate swap	Available for sale securities	Pension costs	Foreign currency translation adjustment	Total
Balance at December 31, 2007	$10	$14	$(5)	$29	$48
Unrealized gain (loss)	15	(90)	2	(157)	(230)
Transfer to income	(28)	67	—	—	39
Income taxes	5	9	(1)	55	68

Balance at December 31, 2008	2	—	(4)	(73)	(75)
Unrealized gain (loss)	(18)	1	(13)	114	84
Transfer to income	20	1	—	1	22
Income taxes	(1)	(1)	5	(40)	(37)

Balance at December 31, 2009	3	1	(12)	2	(6)
Unrealized gain (loss)	11	2	(14)	(3)	(4)
Transfer to income	(8)	—	—	2	(6)
Income taxes	(1)	(1)	5	—	3

Balance at December 31, 2010	$5	$2	$(21)	$1	$(13)

Accounting changes

On January 1, 2010 we adopted ASU 2009-17, which amended guidance related to the consolidation of VIEs.

Among other changes, the guidance replaced the existing quantitative approach for identifying the party that should consolidate a VIE (which was based on exposure to a majority of the risks and rewards), with a qualitative approach, based on the determination of which party has the power to direct the most economically significant activities of the entity. The revised guidance changed the composition of entities that meet the definition of a VIE and the determination of which party should consolidate a VIE as the primary beneficiary. It further requires the latter to be evaluated continuously and requires enhanced disclosure of our relationships with VIEs in our consolidated financial statements.

As a result of adopting the new guidance, our joint venture in Station Venture Holdings, LLC (“Station Venture”) with LIN TV Corp. (“LIN TV”), which we have in prior periods accounted for as an equity-method investment, met the definition of a VIE, and is included in our consolidated financial statements as of and for the year ended December 31, 2010.

On January 1, 2010, we began to consolidate the assets and liabilities of Station Venture at amounts that would have been reported in our consolidated balance sheet had we consolidated the entity since its formation. The incremental effect of consolidation on total assets and liabilities, net of our investment, was an increase of approximately $643 million and $821 million, respectively, primarily related to incremental goodwill associated with our acquired interest in a television station contributed to the joint venture at the date of formation, and the assumption of related debt. At the date of adoption we also recorded a net reduction to equity of approximately $178 million, relating primarily to the recognition of noncontrolling interests and amortization of goodwill for periods prior to the adoption of ASC 350, Intangibles-Goodwill and Other. Station Venture incurs interest expense of approximately $66 million per year, 80% of which has historically been reflected in our consolidated statement of income through equity income (loss) in investees. No adjustment has been made to the consolidated statement of income for the year ended December 31, 2009 to reclassify the interest expense from equity in income of investees.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Post adoption, 100% of Station Venture interest expense of $66 million for the year ended December 31, 2010 is recorded in our consolidated statement of income as interest expense, and 20% of this expense is then reflected as noncontrolling interest. As such, the consolidation has no net impact on our consolidated statement of income. Refer to Note 4 for additional information on the debt obligation of Station Venture.

We also adopted ASU 2009-16 on January 1, 2010, which amended guidance provided by ASC 860, Transfers and Servicing, and modified the de-recognition criteria in a manner that significantly narrows the types of transactions that qualify as sales. The financial statement impact of adopting this amendment to the transfer and sale of financial assets was insignificant to our consolidated financial statements.

In December 2007, the FASB issued an amendment to ASC 805, Business Combinations. This amendment changed the accounting for business acquisitions both during the period of an acquisition and in subsequent periods. The adoption of this authoritative guidance did not affect our historical consolidated financial statements, but will impact future business combinations. This amendment was adopted effective January 1, 2009 for business combinations occurring after that date.

In December 2007, the FASB issued an amendment to ASC 810, Consolidation, which changes the accounting for noncontrolling interests in a consolidated subsidiary, including the presentation of noncontrolling interests in financial statements. Application of this guidance requires that increases and decreases in our controlling financial interests in consolidated subsidiaries will be reported in equity similar to treasury stock transactions. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interests are remeasured to fair value with the gain or loss reported in net income. We adopted this guidance on January 1, 2009 and it is being applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which have been applied retroactively. The changes relating to the presentation within the financial statements include a requirement to classify income attributable to noncontrolling interests (previously referred to as “minority interests”) as part of consolidated net income and to include the accumulated amount of noncontrolling interests within stockholders’ equity. The net income amounts we have previously reported for the year ended December 31, 2008 are now presented as “Net income attributable to NBC Universal, Inc. stockholders”.

In December 2007, the FASB issued ASC 808, Collaborative Arrangements, which defines collaborative arrangements and establishes accounting and reporting requirements for transactions between participants in the arrangement and third parties. We adopted the provisions of this guidance on January 1, 2009, which did not affect our historical consolidated financial statements.

In March 2008, the FASB issued authoritative guidance amending and expanding the disclosure requirements for derivative instruments and hedging activities, with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial statements. We adopted this guidance, which was incorporated into ASC 815 as of January 1, 2009. See Note 13.

In September 2006, the FASB issued guidance on fair value measurements, which redefined fair value, established a new framework for measuring value and expanded disclosures about fair value measurements. The new guidance is codified in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). We adopted ASC 820 in two steps; effective January 1, 2008, for all financial instruments and recurring fair value measurements of non-financial assets and liabilities and effective January 1, 2009, for all remaining fair value measurements, including non-recurring measurements of non-financial assets and liabilities such as those used in measuring impairments of goodwill, other intangible assets and other long-lived assets. See Note 12.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

New accounting standards

In September 2009, the FASB issued amendments to existing standards for revenue arrangements with multiple components. The amendments generally require the allocation of consideration to separate components based on the relative selling price of each component in a revenue arrangement. The amendments also require certain software-enabled products to be accounted for under the general accounting standards for multiple component arrangements as opposed to accounting standards specifically applicable to software arrangements. The amendments are effective prospectively for revenue arrangements entered into or materially modified after January 1, 2011. The financial statement impact of adopting these amendments is expected to be insignificant to our consolidated financial statements.

In January 2010, the FASB issued amendments to existing standards for fair value measurement and related disclosures. The amendments included requirements for increased disclosure with respect to purchases, sales, issuances and settlements in the roll forward of our Level 3 fair value measurements. The amendments are effective after January 1, 2011. The financial statement impact of adopting these amendments is expected to be insignificant to our consolidated financial statements.

(3) Acquisitions and dispositions

As discussed further in Note 19, we closed the Joint Venture Transaction with GE and Comcast on January 28, 2011. Due to the change in control of our company from GE to Comcast, we will apply acquisition accounting in the first quarter of 2011 to reflect the transaction, including adjusting our assets and liabilities to fair value as of the date of acquisition.

There were no significant acquisitions or dispositions that were completed during the years ended December 31, 2010 and 2009, that affected our consolidated financial statements.

In June 2008, we sold the cable network, The Sundance Channel (“Sundance”) to Cablevision Systems Corporation for $230 million, net of cash and transaction costs. The transaction was effected through the acquisition of our interest in Sundance by a newly formed subsidiary of GE, which in turn sold the interest to Cablevision Systems Corporation in exchange for 12.7 million shares of GE common stock. We recorded a pre-tax gain of $84 million on the sale of Sundance.

(4) Related party transactions

Transactions with GE

The table below presents amounts due to and due from GE and its affiliates, which are included in our consolidated balance sheet:

	December 31,
	2010	2009
Amounts due from GE and affiliates
Receivables, net (a)	$76	$77
Short-term loans to parent (b)	8,072	1,547

Amounts due to GE and affiliates
Accounts payable (c)	$504	$419
Other liabilities (d)	57	7

(a)	Primarily relates to our monetization program with GE.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

(b)	Primarily represents our cash on deposit and proceeds from our 2010 Senior Notes in excess of that used to repay our existing debt obligations.
(c)	Relates to cash collected on trade receivables to be paid to GE under our monetization program and other services provided by GE as described below and is recorded in accounts payable and accrued liabilities in our consolidated balance sheet.
(d)	Includes financing costs associated with the issuance of our 2010 Senior Notes that will be reimbursed to GE and Comcast within one year of the closing of the Joint Venture Transaction, which are recorded in accounts payable and accrued liabilities in our consolidated balance sheet.

Station Venture Note

We own an approximately 79 percent economic interest and a 50 percent voting interest in Station Venture, which through its ownership interest in Station Venture, LP (“Station LP”) holds an indirect interest in the NBC Network-affiliated local television stations in Dallas, Texas and San Diego, California, and the remaining interests are held by LIN TV. Station Venture is consolidated in our financial statements as of December 31, 2010. Station Venture is the obligor on an $816 million senior secured note due in 2023, which is non-recourse to us and is due to General Electric Capital Corporation, a subsidiary of GE. The note is collateralized by substantially all of the assets of Station Venture and Station Venture LP, and is guaranteed by LIN TV. The note bears interest at an annual rate of 8% until March 2, 2013 and 9% thereafter and is presented as Related party borrowings on our consolidated balance sheet as of December 31, 2010.

As a result of the closing of the Joint Venture Transaction on January 28, 2011, GE has indemnified us for all liabilities we will incur as a result of the senior secured note, or under any related credit support, risk of loss or similar arrangement in existence prior to the closing of the Joint Venture Transaction.

Services provided by GE

GE provides us with a number of services, including legal, payroll, procurement, sourcing support, insurance, tax, human resources, employee benefits, treasury and cash management, real estate, marketing and communications, environmental, health and safety, research and development, infrastructure, insurance, risk management, corporate aircraft, IT and systems technology support. Some of these services are provided directly by GE, and others are managed by GE through third-party service providers. The cost of certain of these services is either (a) recognized through our allocated portion of GE’s corporate overhead; or (b) billed directly to us (such as most of our employee benefit costs). The cost of other services is included within the service itself, and the incremental cost for GE to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services under various master purchasing and service agreements to which GE (and not NBCU) is a party.

We receive an allocated share of GE’s corporate overhead for certain services that GE provides to us, but which are not specifically billed to us, such as public relations, investor relations, treasury and internal audit services. Costs of $155 million, $159 million and $153 million for the years ended December 31, 2010, 2009 and 2008, respectively, were recorded in our consolidated statement of income for our allocated share of GE’s corporate overhead.

Employee benefits

Our employees participate in GE’s primary pension plan, which is a defined benefit plan administered by GE. Our participation in that plan is accounted for as a participant in a multi-employer plan, and as such, we record expense only to the extent that we are required to fund the plan. Because we have not been required to fund the plan, we have not recorded any expense in our consolidated financial statements for each of the years ended December 31, 2010, 2009 and 2008 associated with our participation in the plan.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

In addition to the primary pension plan, certain of our employees are also covered under a GE supplemental pension plan. We recorded expense of $18 million for each of the years ended December 31, 2010, 2009 and 2008 as a result of charges from GE related to these supplemental plans.

Most of our employees and retirees are also covered under a number of health and life insurance plans, principally through GE’s principal retiree benefit plans. The costs to us for providing these benefits were $197 million, $169 million and $162 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Our employees participate in GE’s defined contribution savings plan that allows an employee to contribute a portion of their pay to the plan on a pre-tax basis. GE matches 50% of these contributions up to a maximum of 8% of the employee’s pay. Our costs associated with this plan totaled $33 million for the years ended December 31, 2010 and 2009 and $32 million for the year ended December 31, 2008.

Cash pooling and short-term loans

We participate in cash pooling arrangements with a number of GE affiliates. Under these arrangements, we pay or receive interest, at a rate commensurate with market pricing for short-term borrowings or deposits, based on amounts payable to or receivable from GE. The effects of these transactions are included in financing activities in our consolidated statement of cash flows. We recorded net interest income of $7 million, $7 million and $17 million for the years ended December 31, 2010, 2009 and 2008, respectively, in our consolidated statement of income.

In February 2009, we borrowed $1.670 billion from GE to temporarily finance the repayment of our term loan due in 2009. The short-term loan accrued interest at LIBOR plus 1.925% and matured in August 2009. We repaid the loan with proceeds from our new term loan due 2011.

From time to time, GE also has provided guarantees, letters of credit, and other support arrangements on our behalf.

Advertising

We generated revenue of $87 million, $67 million and $77 million from media advertising sales to GE and its affiliates for the years ended December 31, 2010, 2009 and 2008, respectively.

NFL Reimbursement

GE reimburses us for fees paid on its behalf to the NFL for the rights to market and produce goods and services to the NFL and its member teams, in connection with our contract to produce and broadcast various regular season, playoff, Pro Bowl and Super Bowl games. In each of the years ended December 31, 2010, 2009 and 2008, we received $50 million from GE, which was recorded as an offset to programming costs.

Real Estate Leases

We paid to GE and its affiliates $60 million, $8 million and $14 million for the use of certain space in 30 Rockefeller Plaza for the years ended December 31, 2010, 2009 and 2008, respectively. CNBC also leases studio and office space from an affiliate of GE. The CNBC lease contains a residual value guarantee, the amount of which is reduced as CNBC performs under the lease and remains in the space. Total rent expense for CNBC was $7 million for each the years ended December 31, 2010, 2009 and 2008.

Other Operating Leases

We lease a variety of equipment, including golf carts, fleet cars, personal computers, point of service terminals and projectors, from affiliates of GE, under operating leases. Total amounts paid to GE and its affiliates under these leases for the years ended December 31, 2010, 2009 and 2008 were $7 million, $5 million and $25 million, respectively.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Preferred stock investment

Our FCC licenses are currently held by entities in which GE owns an interest by virtue of its indirect ownership of preferred stock in one of our subsidiaries, which pays a 6.72% annual dividend. In connection with the acquisition of preferred stock by GE, we acquired preferred stock of a subsidiary of GE for an equivalent amount, which pays an equivalent dividend. For each of the years ended December 31, 2010, 2009 and 2008 we recorded $21 million of dividend income within other income in our consolidated statement of income related to our preferred interest.

Receivables monetization

We have monetized our trade accounts receivable through two programs established for GE and various GE subsidiaries. We account for receivables monetized through both programs as sales in accordance with ASC 860. We retain limited interests in the assets sold; however, we have provided reserves for all expected losses with respect to these interests. The accounts receivable we sold that underlie the retained interests are generally short-term in nature, and therefore, the fair value of the retained interests approximated their carrying value (net of provision for doubtful accounts) at both December 31, 2010 and 2009.

An affiliate of GE retains the responsibility for servicing the receivables and remitting collections to the owner and the lenders, and we receive a fee for performing this sub-service on such affiliate’s behalf. The income we receive in exchange for this service is equal to the prevailing market rate for such services, and accordingly, no servicing asset or liability has been recorded on the consolidated balance sheet as of December 31, 2010 and 2009. We received sub-servicing fees of $9 million for the year ended December 31, 2010, and $8 million for each of the years ended December 31, 2009 and 2008, respectively, which is included in other income, net in our consolidated statement of income.

The table below represents the receivables transferred to the two programs that remain outstanding and our retained interests in those receivables at December 31, 2010 and 2009:

	December 31,
	2010	2009
Monetized receivables outstanding	$1,446	$1,540
Our retained interest	74	76

In addition to the above receivables, we had $500 million and $385 million payable to our securitization programs at December 31, 2010 and 2009 respectively. These amounts represent cash received on monetized receivables not yet remitted to the program at the balance sheet date, and are recorded in accounts payable and accrued liabilities on our consolidated balance sheet.

The table below summarizes certain activities related to the securitization programs:

	December 31,
	2010	2009	2008
Cash flows on transfers
Net proceeds on new transfers	$2	$197	$201

Effect on income from services
Net loss on sale	$(24)	$(30)	$(33)

Transactions with Vivendi

We have activities with affiliates of Vivendi primarily for management, co-production, rent, licensing and distribution, which are conducted and settled in the normal course of business. For the years ended December 31, 2010, 2009 and 2008, we recognized revenue of approximately $86 million, $117 million and $112 million, respectively, related to these activities.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Receivables related to these activities as of December 31, 2010 and 2009 were approximately $10 million and $12 million, respectively. Payables related to these activities, primarily for cash collected on behalf of affiliates, as of December 31, 2010 and 2009 were approximately $29 million and $39 million, respectively.

Other related party transactions

We provide management services for certain of our equity method investees in exchange for a fee. Additionally, we receive license and other fees from certain pay television channels, digital media investments, and certain of our investees in exchange for content and/or the right to use certain of our intellectual property. For the years ended December 31, 2010, 2009 and 2008, we included approximately $219 million, $138 million and $107 million of these fees in revenue in our consolidated statement of income, respectively. As of December 31, 2010 and 2009, we had receivables of approximately $65 million at each period end and payables of approximately $3 million and $14 million, respectively, from investees in which we have either an equity interest or other related party relationship.

(5) Film and television costs

The table below presents our capitalized film and television costs:

	December 31,
	2010	2009
Film costs:
Released, less amortization	$1,175	$1,292
Completed, not released	345	164
In-production and in-development	979	1,061

	2,499	2,517

Television costs:
Released, less amortization	887	884
Completed, not released	1	—
In-production and in development	130	119

	1,018	1,003

Programming rights, less amortization	906	987

	4,423	4,507
Less current portion of programming rights	533	644

Film and television costs	$3,890	$3,863

Based on management’s Ultimate Revenue as of December 31, 2010, approximately 53% of completed, not released and unamortized film and television costs (excluding amounts allocated to acquired libraries) are expected to be amortized during 2011 and approximately 29% during the year ending December 31, 2012. At December 31, 2010, acquired film and television libraries have remaining unamortized costs of $553 million. Amortization of acquired film and television libraries, included in operating costs and expenses in our consolidated statement of income, totaled $43 million in each of the years ended December 31, 2010, 2009 and 2008.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

(6) Investments

The table below presents our available-for-sale, cost method investments and equity method investments:

	December 31,
	2010	2009
Available-for-sale securities (a)	$27	$18
Cost method investments (b)	348	345
Equity method investments (c)	1,348	1,236

Investments	$1,723	$1,599

(a)	Available-for-sale securities are recorded at fair value in our consolidated balance sheet, and the related unrealized gains and losses are included as a component of other comprehensive income. The cost basis, unrealized gains, unrealized losses and fair market value of available-for-sale securities are set forth below:

	December 31,
	2010	2009
Cost basis of available for sale securities	$23	$16
Gross unrealized gain	4	2

Fair value of available for sale securities	$27	$18

(b)	Cost method investments consist of investments in non-publicly traded equity securities, where we own less than 20 percent and do not have the ability to exercise significant influence. Included in the cost method investments is preferred stock held in an affiliate of GE totaling $331 million at both December 31, 2010 and 2009.
(c)	The table below presents the carrying amount of our equity method investments:

		December 31,
	Ownership	2010	2009
A&E Television Networks, LLC (“AETN”)	16%	$683	$691
The Weather Channel Holding Corp. (“TWC”)	25%	308	313
Universal City Development Partners	50%	140	63
MSNBC Interactive News, LLC	50%	115	98
Others	Various	102	71

Total		$1,348	$1,236

AETN is a partnership between NBCU, Hearst Corporation (“Hearst”) and The Walt Disney Company (“Disney”), each holding a general partnership interest with ownership interests through September 2009 of 25%, 37.5% and 37.5%, respectively. On September 15, 2009, Disney and Hearst contributed their respective partnership interests in Lifetime Entertainment Services LLC (“Lifetime”) in exchange for additional partnership interests in AETN, effectively increasing their respective ownership interests to 42.1% each and diluting our interest in AETN from 25% to 15.8%. We accounted for the transaction as a sale of a portion of our interest in AETN which resulted in a $552 million non-cash pre-tax gain, which was recorded in other income, net in our consolidated statement of income for the year ended December 31, 2009, reflecting the difference between our carrying amount and the fair value of our diluted interest. The AETN partnership was subsequently converted to an LLC in which NBCU, Hearst and Disney hold limited liability interests. The revised agreement provides for certain exit provisions allowing NBCU to reduce its ownership over time at fair value.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

A summary of combined financial information for our equity investments, which primarily includes our investments in AETN and TWC, is as follows:

	December 31,
	2010	2009	2008
Results of operations
Revenue	$4,931	$3,443	$2,724

Operating income	1,477	897	854

Net Income	$1,153	$602	$653

Balance Sheet
Current assets	$2,195	$1,785
Non-current assets	10,034	10,459

Total assets	$12,229	$12,244

Current liabilities	882	859
Non-current liabilities	4,108	4,124
Shareholders Equity	7,239	7,261

	$12,229	$12,244

Variable interest entities

On January 1, 2010 we adopted ASU 2009-17, which amended guidance related to the consolidation of VIEs. Amongst other changes, the guidance changed the composition of entities that meet the definition of a VIE and also requires a qualitative approach to determining which party is the primary beneficiary and thus should consolidate a VIE.

In determining whether we are the primary beneficiary of a VIE, we assess whether we have the power to direct matters that most significantly impact the activities of the VIE and whether we have the obligation to absorb losses or the right to receive benefits from the VIE that could be significant to the VIE. We evaluate our investments on a continuous basis to ensure we identify any events that would require reconsideration of our initial determination as to whether an entity was considered a VIE and whether consolidation was required. As of December 31, 2010 and 2009, we held no variable interests that were not consolidated in our financial statements.

Consolidated variable interest entities

As discussed in further detail in Note 4, we hold a variable interest in Station Venture, which we have consolidated as of January 1, 2010. Station Venture incurs interest expense of approximately $66 million per year, 80% of which has historically been reflected in our consolidated statement of income through equity income (loss) in investees. No adjustment has been made to the consolidated statement of income for the years ended December 31, 2009 and 2008 to reclassify the interest expense from equity in income of investees. For the year ended December 31, 2010, 100% of Station Venture interest expense of $66 million is recorded in our consolidated statement of income as interest expense, with the remaining 20% reflected as noncontrolling interest. As such, the consolidation has no net impact on our consolidated income attributable to NBCU stockholders.

Total assets and liabilities included in our consolidated balance sheet related to Station Venture amounted to $805 million and $821 million, respectively, at December 31, 2010.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

(7) Property and equipment, net

	December 31,
	2010	2009
Land	$249	$249
Buildings and leasehold improvements	1,358	1,276
Furniture, fixtures and equipment	1,510	1,426
Construction in process	242	221

	3,359	3,172
Accumulated depreciation	(1,524)	(1,367)

Total	$1,835	$1,805

Depreciation expense was $252 million for the year ended December 31, 2010 and $242 million in each of the years ended December 31, 2009 and 2008.

(8) Goodwill

The table below presents the changes in the carrying amount of our goodwill during the years ended December 31, 2010 and 2009:

	Media Networks	Filmed Entertainment	Theme Parks	Total
Balance at December 31, 2008	$16,668	1,931	15	18,614
Acquisitions/dispositions	26	—	—	26
Other	2	—	—	2

Balance at December 31, 2009	16,696	1,931	15	18,642
Acquisitions/dispositions	—	—	—	—
Other	601	—	—	601

Balance at December 31, 2010	$17,297	$1,931	$15	$19,243

Goodwill balances increased $601 million in 2010 primarily related to the consolidation of Station Venture upon adoption, effective January 1, 2010, of amended guidance related to the consolidation of variable interest entities. The goodwill related to Station Venture as of January 1, 2010 and December 31, 2010 was $598 million.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

(9) Intangible assets, net

The table below presents the gross carrying amount and accumulated amortization of our finite-lived and indefinite-lived intangible assets.

	December 31,
	2010		2009
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Finite-lived intangible assets:
Customer-related	$429	$(315)	$431	$(284)
Capitalized software	557	(404)	492	(350)
All other	176	(99)	167	(91)

	1,162	(818)	1,090	(725)

Indefinite-lived intangible assets:
Tradenames	1,756		1,756
FCC licenses	452		452

	2,208		2,208

Total identifiable intangible assets	3,370	(818)	3,298	(725)

Total identifiable intangible assets, less accumulated amortization	$2,552		$2,573

Amortization expense for the years ended December 31, 2010, 2009 and 2008 totaled $97 million, $105 million and $126 million, respectively, which includes amortization of capitalized software costs of $55 million, $53 million and $66 million in 2010, 2009 and 2008, respectively. The estimated aggregate amortization expense for the next five years is as follows: $104 million in 2011, $74 million in 2012, $43 million in 2013, $25 million in 2014 and $14 million in 2015.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

(10) Income taxes

The components of income tax expense are presented in the table below:

	December 31,
	2010	2009	2008
Income before income taxes and noncontrolling interests
United States	$1,731	$1,734	$2,254
International	530	454	735

	$2,261	$2,188	$2,989

Provision for income taxes
United States
Current federal and state income taxes	$274	$503	$566
Deferred income taxes	254	186	448

	528	689	1,014

International
Current taxes	217	183	133

Provision for income taxes	$745	$872	$1,147

A reconciliation of the U.S. federal statutory income tax rate to the recorded income tax rate is presented below:

	December 31,
	2010	2009	2008
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
Increase (decrease) in rate resulting from:
State income taxes, net	0.61	1.22	0.97
Domestic manufacturing and export benefits	(2.04)	(1.53)	(2.00)
Change in valuation allowance	0.10	6.71	3.77
All other, net	(0.71)	(1.52)	0.61

Actual income tax rate	32.96%	39.88%	38.35%

A reconciliation of the beginning and ending amounts of unrecognized income tax benefits is presented in the table below:

	2010	2009
Balance at January 1	$312	$283
Additions for tax positions of the current year	15	14
Additions for tax positions of prior years	129	15
Expiration of the statue of limitations	(31)	—

Balance at December 31	$425	$312

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

We recognize interest accrued related to unrecognized tax benefits in interest expense. No penalties have been recognized to date. Accrued interest on unrecognized tax benefits totaled $46 million at December 31, 2010. The total unrecognized tax benefits, if recognized, would reduce tax expense and the effective tax rate, net of any applicable federal benefit. The principal components of our net deferred income tax liability are presented in the table below:

	December 31,
	2010	2009
Assets
Net operating loss and credit carryforwards	$(114)	$(148)
Accruals, reserves and other, net (a)	(183)	(563)
Valuation allowance	210	215

Total deferred income tax assets	$(87)	$(496)

Liabilities
Depreciable and amortizable property	1,586	1,838
Foreign income	254	283
Investments	394	285

Total deferred income tax liabilities	$2,234	$2,406

Net deferred income tax liability (b)	$2,147	$1,910

(a)	Represents the tax effects of temporary differences related to expense accruals for a wide variety of items, such as employee compensation and benefits interest on tax liabilities and other sundry items that are not currently deductible.
(b)	Included in other current assets in our consolidated balance sheet are net current deferred tax assets of $156 million and $140 million at December 31, 2010 and 2009, respectively.

The valuation allowance principally exists to offset certain deferred income tax assets, such as capital losses and net operating losses (“NOLs”), due to the likelihood that those assets will not be realized on a separate-company basis. The total valuation allowance decreased from $215 million at December 31, 2009 to $210 million at December 31, 2010. Contributing to this decrease is the utilization of net operating losses on which a full valuation allowance had been provided.

At December 31, 2010, we have approximately $146 million in U.S. federal NOLs that may be carried forward to future years. These NOLs are projected to expire in varying amounts through 2021, but will be impacted by our conversion to a limited liability company in 2011, as discussed below. In addition, we also have available foreign NOLs of approximately $165 million. These NOLs expire in varying amounts from 2011 through 2017.

During the second quarter of 2010, we repatriated approximately $900 million of cash from our foreign subsidiaries, resulting in a current US tax of $180 million. As US deferred income tax had been previously provided, the deferred income tax had no impact on the US income tax provision.

We, as a party to a TSA with GE, are under examination or engaged in tax litigation with U.S. federal, state and foreign tax authorities. In 2007, the U.S. federal tax authority completed or substantially completed the audit of our businesses included in the GE consolidated U.S. federal income tax returns for the period 2000-2003. The IRS is currently auditing the GE consolidated U.S. federal income tax returns for the period 2004-2007. In addition, certain other U.S. federal and state tax deficiency issues and refund claims for previous years remain unresolved. It is reasonably possible that the 2004-2006 U.S. audit cycle will be completed during the succeeding 12 months, which could result in a decrease in our balance of unrecognized tax benefits. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

As discussed in Note 19, we converted into a Delaware limited liability company in January 2011. For U.S. federal income tax purposes, our company will be disregarded as an entity separate from NBCUniversal Holdings, a tax partnership. Accordingly, NBCUniversal and our subsidiaries will not incur any current or deferred U.S. federal income taxes. Our company and our subsidiaries, however, are expected to incur current and deferred state income taxes in a limited number of states and our foreign subsidiaries are expected to incur current and deferred foreign income taxes.

GE has indemnified NBCUniversal Holdings with respect to our company’s income tax obligations attributable to periods prior to the closing of the Joint Venture Transaction. All deferred income taxes relating to U.S. federal tax matters have been retained by GE, and as such no deferred tax assets and liabilities related to U.S. federal tax matters are expected to be included in our consolidated balance sheet, subsequent to the close of the Joint Venture Transaction.

(11) Long-term debt

			December 31,
	Maturity date	Interest rate	2010	2009
Third party debt
Senior notes due 2014	April 2014	2.100%	$900	$—
Senior notes due 2015	April 2015	3.650%	998	—
Senior notes due 2016	April 2016	2.875%	999	—
Senior notes due 2020	April 2020	5.150%	1,997	—
Senior notes due 2021	April 2021	4.375%	1,999	—
Senior notes due 2040	April 2040	6.400%	1,000	—
Senior notes due 2041	April 2041	5.950%	1,197	—
Term loan due 2011	February 2011	See below	—	1,685

Total third party debt			9,090	1,685
Less current portion			—	—

Long term debt, net of current portion			$9,090	$1,685

2010 Senior Notes

As part of the Joint Venture Transaction, during 2010, we issued our 2010 Senior Notes in an aggregate principal amount of $9.1 billion (excluding original issuance discount of $10 million), comprising the April Notes in an aggregate principal amount of $4.0 billion and the October Notes in an aggregate principal amount of $5.1 billion. The 2010 Senior Notes issued have a range of maturities from 2014 to 2041 as denoted in the above table.

A portion of the proceeds from the issuance of the April Notes was used in May 2010 to repay amounts due under our Two-Year Term Loan Agreement. The remaining proceeds were used to fund a dividend payment to GE in January 2011 of approximately $7.4 billion immediately prior to the closing of the Joint Venture Transaction.

As of December 31, 2010, the 2010 Senior Notes had an aggregate fair value of $9.147 billion and a weighted average interest rate of 4.51%. The estimated fair values of the Senior Notes are based on interest rates available to us for debt with similar terms and remaining maturities.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

The scheduled maturities of the principal amount of our 2010 Senior Notes outstanding at December 31, 2010 are as follows:

Total
2011	$—
2012	—
2013	—
2014	900
2015	1,000
Thereafter	7,200

Total	$9,100

Term loan due 2011 (Two-Year Term Loan Agreement)

On February 18, 2009, we entered into the Two-Year Term Loan Agreement with a syndicate of financial institutions to borrow an aggregate principal amount of $1.125 billion in U.S. dollars and an aggregate principal amount of €78 million (U.S. dollar equivalent of $99 million). The U.S. dollar loan was subject to an increase of $500 million. We borrowed the initial U.S. dollar loan amount and the Euro loan amount upon closing and used the proceeds to repay $1.223 billion of temporary financing from GE. Between May and August 2009, we borrowed an additional $447 million and used the proceeds to repay the remaining balance due to GE. As of December 31, 2009, the U.S. dollar equivalent liability with respect to the Euro-denominated term loan was approximately $113 million, for an aggregate total of $1.685 billion.

The U.S. dollar loan bore interest at our option of either a base rate plus 0.875% or Eurodollar rate plus 1.875%. The base rate is determined as the greater of (1) the federal funds rate plus 1/2 of 1%, (2) lender’s prime rate or (3) the Eurodollar rate plus 1%. The Eurodollar rate is a rate per annum determined by dividing the LIBOR rate by one minus the reserve percentage issued by the Board of Governors of the Federal Reserve System of the U.S. for determining the maximum reserve requirements with respect to Eurocurrency funding. The Euro loan bore interest at a percentage rate per annum determined by the Banking Federation of the European Union for the relevant period plus 1.875%.

As discussed above, in May 2010, $1.671 billion of the net proceeds from the April Notes was used to repay in full our outstanding indebtedness related to these loans, including the settlement of cross currency swaps held by us to mitigate the effects of exchange rates on the Euro loan.

(12) Fair value measurements

As indicated in Note 2, we adopted ASC 820 for all financial instruments accounted for at fair value on a recurring basis. Broadly, the guidance requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in orderly transaction between market participants. The accounting guidance for fair value measurements of financial instruments establishes a three-level valuation hierarchy based upon observable and non-observable inputs. Observable inputs reflect market data obtained from independent sources, while non-observable inputs reflect our market assumptions. Our assessment of an input to a fair value measurement requires judgment, and preference should be given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable

The majority of our derivatives portfolio is valued using internal models. The models maximize the use of observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts. See Note 13.

Level 3 – Significant inputs to the valuation model are unobservable

Our financial instruments included in level 3 predominately consist of available-for-sale securities. These investments are initially recorded at cost and re-measured to fair value on a recurring basis at the end of each quarter utilizing non-observable inputs, which include company specific fundamentals and other third party transactions. The fair value of these investments is $27 million and $18 million at December 31, 2010 and 2009, respectively. For the year ended December 31, 2009, we recorded other-than-temporary impairments for certain of our available-for-sale securities of $154 million. For the years ended December 31, 2010 and 2008, we did not record any other-than-temporary impairments.

The table below presents changes in Level 3 financial instruments for the years ended December 31, 2010 and 2009.

Securities
December 31, 2008	$163
Net realized/ unrealized gains (losses) included in income	(154)
Net realized/ unrealized gains (losses) included in accumulated other comprehensive income	2
Purchases, issuances and settlements	7

December 31, 2009	18
Net realized/ unrealized gains (losses) included in accumulated other comprehensive income	2
Purchases, issuances and settlements	7

December 31, 2010	$27

Non-recurring fair value measurements

Certain non-financial assets are subject to fair value measurements on a non-recurring basis. These include certain cost method investments and equity method investments that are subject to a number of factors that may negatively affect the performance of the investee. In assessing the potential impairment of these investments, we consider these factors in determining other-than-temporary declines in value. These also include long-lived assets that are written down to fair value when they are classified as held-for-sale or determined to be impaired.

The table below represents the fair value adjustments reflected in income for assets measured at fair value on a non-recurring basis and still held at December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Cost method investments	$—	$15
Equity method investments	—	160

Total	$—	$175

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

The table below represents assets still held at December 31, 2010 and 2009, which have been remeasured to fair value on a non-recurring basis during each respective fiscal year. All of the assets are identified as Level 3 and are cost method investments and investments in associated companies.

	December 31, 2010	December 31, 2009
Cost method investments	$—	$1
Equity method investments	—	313

Total	$—	$314

(13) Derivatives

As a matter of policy, we use derivatives for risk management purposes. We do not use derivatives for speculative purposes. We use forward contracts, currency options and interest rate swaps to reduce our exposure to market risks resulting from fluctuations in currency exchange rates and interest rates for certain types of forecasted transactions, principally foreign currency-denominated production costs and rights and international content-related revenue and royalties.

We hedge forecasted foreign currency transactions for periods generally not to exceed one year. In certain circumstances we may hedge a transaction not to exceed two years.

For derivative instruments designated as a hedge in accordance with ASC 815, we formally document all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. We assess effectiveness at inception of the hedge relationship, and quarterly on a retrospective and prospective basis. Ineffectiveness also is measured quarterly, with the results recorded in income.

As of December 31, 2010 and 2009, we have assets of $1 million and $4 million and liabilities of $2 million and $5 million, respectively, related to currency derivatives accounted for as hedges. These assets and liabilities are included in other current assets and accounts payable and accrued liabilities, respectively, in our consolidated balance sheet.

We also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting. These contracts are intended to offset certain economic exposures we have and are carried at fair value with any changes in value recorded in income. Such hedges are included in other current assets and accounts payable and accrued liabilities, respectively, in our consolidated balance sheet. Changes in fair value of these derivatives used as economic hedges were not material for 2010 or 2009.

The fair value of our foreign exchange contracts that were not accounted for as hedges amounted to assets of $2 million at both December 31, 2010 and 2009, and liabilities of $5 million and $1 million at December 31, 2010 and 2009, respectively.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

The following tables provide additional information about the financial statement effects related to our foreign exchange contracts accounted for as cash flow hedges for the years ended December 31, 2010, 2009 and 2008:

	December 31, 2010		December 31, 2009		December 31, 2008
	Gain (loss) in AOCI	Gain (loss) reclassified from AOCI into income	Gain (loss) in AOCI	Gain (loss) reclassified from AOCI into income	Gain (loss) in AOCI	Gain (loss) reclassified from AOCI into income
Foreign exchange contracts	10	8	(22)	(20)	17	26

	$10	$8	$(22)	$(20)	$17	$26

For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported in the cash flow hedges subaccount of AOCI and reclassified into income contemporaneously with the income effects of the hedged transaction. Income effects of the derivative and the hedged item are reported in the same caption in our consolidated statement of income. Gains and losses from the ineffectiveness of hedging relationships, including ineffectiveness as a result of the discontinuation of cash flow hedges for which it was probable that the originally forecasted transaction would no longer occur, were not material for any period. No amounts were excluded from the measure of effectiveness for the years ended December 31, 2010, 2009 and 2008.

The following table shows the notional principal amounts of our foreign exchange contracts outstanding:

	December 31,
	2010	2009

Foreign exchange contracts qualifying as accounting hedges	$152	$322

Foreign exchange contracts other than accounting hedges	$516	$212

The notional principal amount for a derivative instrument provides one measure of the activity related to a particular risk exposure but does not represent the amount of our exposure to credit or market loss, nor does it reflect the gains or losses associated with the exposures and transactions that the foreign exchange instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The estimates of fair value are based on applicable and commonly used pricing models and prevailing financial market information as of December 31, 2010. See Note 12 for additional information on the fair value measurements for all financial assets and liabilities, including derivative assets and derivative liabilities that are measured at fair value in our consolidated financial statements on a recurring basis.

(14) Pensions

As discussed in Note 4, most of our employees participate in various benefit and retirement plans sponsored by GE. GE retains and therefore does not allocate the assets and liabilities relating to these plans, but rather allocates the costs with respect to these plans to us on a quarterly basis. Further, GE’s primary pension plan, which is a defined benefit plan, is sponsored and administered by GE. Our participation in that plan is accounted for as partaking in a multi-employer plan, therefore we only record expense to the extent we are required to fund the plan.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Our consolidated financial statements do, however, include the assets and liabilities of certain legacy multi-employer plans that are frozen as well as the assets and liabilities for benefit plans of certain of our foreign subsidiaries. We have recorded a net funding liability related to these plans of approximately $38 million and $27 million at December 31, 2010 and 2009 respectively. The costs related to these plans included within operating costs and expenses are approximately $3 million, $4 million and $3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Additionally, we participate in various multi-employer pension plans covering some of our employees who are represented by labor unions. We make periodic contributions to these plans pursuant to the terms of applicable collective bargaining agreements and laws, but we do not sponsor or administer these plans. Expenses related to these plans amounted to $10 million, $9 million and $8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(15) Other income (expense)

Other income (expense) related to our consolidated statement of income is as follows:

	December 31,
	2010	2009	2008
Non-cash transaction (loss) / gain (a)	$(27)	$600	$—
Non-cash impairments (b)	—	(330)	(232)
Gain on insurance settlement (c)	—	—	409
(Loss)/gain on sale of investment (d)	—	(57)	90
Other, net	(2)	(2)	3

	$(29)	$211	$270

(a)	In 2009, we recorded non-cash gains as a result of equity transactions at two of our investees, including AETN. In June 2010, we adjusted the calculation of the gain that we recorded on the initial transaction by $24 million.
(b)	In 2009 and 2008, we recorded other-than-temporary impairments of our available-for-sale and cost method investments in Ion Media Networks for a total of $159 million and $148 million, respectively. We also recorded impairments of $154 million in 2009 and $69 million in 2008, related to our equity method investments in TWC and ValueVision, respectively. See Note 6.
(c)	In May 2008, the back lot at Universal Studios sustained fire damage. In connection with the settlement of insurance claims, we received proceeds of $424 million, net of deductibles, and incurred $15 million in losses related to property damage and clean up efforts.
(d)	In 2009, we sold our 26% interest in New Delhi Television Networks B.V. for $25 million and recognized a pre-tax loss of $118 million. In 2008, we sold Sundance for $230 million and recognized a pre-tax gain of $84 million (See Note 3).

(16) Stockholders’ equity

We have one class of shares, Class A common stock, which was held 87.7% by GE and the remaining 12.3% by Vivendi as of December 31, 2010. The Stockholders Agreement between NBCU, GE and Vivendi provided for, among other things, restrictions on the transfer of common stock and the number of directors that can be appointed by each party and certain veto rights until such time as Vivendi’s interest falls below 10%.

Pursuant to the Vivendi Stock Purchase Agreement, GE purchased from Vivendi, 7.7% of the common stock of our company for $2.0 billion on September 26, 2010. On January 26, 2011, GE purchased Vivendi’s remaining 12.3% interest in our company.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

As discussed further in Note 19, our company was converted into a limited liability company on January 28, 2011 as part of the Joint Venture Transaction. As a result, our membership interests are wholly owned by NBCUniversal Holdings and we are now indirectly owned 51% by Comcast and 49% by GE.

(17) Stock-based compensation

During the three years ended December 31, 2010, our Parent, GE, granted stock options and RSUs to certain of our employees under the 2007 Long-Term Incentive Plan (the “Employee Plan”) or (“the Plan”). In addition, GE granted options and RSUs in limited circumstances to consultants, advisors and independent contractors (primarily non-employee talent) under a plan approved by GE’s Board of Directors in 1997 (the “Consultants’ Plan”). Share requirements for all plans may be met from either unissued or treasury shares of GE common stock. Stock options expire ten years from the date they are granted and vest over service periods that range from one to five years. RSUs give the recipients the right to receive shares of our stock upon the vesting of their related restrictions. Restrictions on RSUs vest in various increments and at various dates, beginning after one year from date of grant through grantee retirement. Although the plan permits GE to issue RSUs that are settleable in cash, GE has only issued RSUs settleable in shares of its own stock.

The Management Development and Compensation Committee, which consists entirely of independent directors of GE, must approve all grants of options under all plans.

All information, except where specifically indicated as attributable to GE, presented in this footnote reflects options and RSUs awarded to NBCU employees and non-employees only.

Stock-based compensation plans:

December 31, 2010 (shares in thousands)	Securities to be issued upon exercise	Weighted average exercise price

Employee Plan (approved by shareowners)
Options	27,525	$21.72
RSUs	1,983	n/a
Consultants’ Plan (not approved by shareowners)
Options	224	34.66
RSUs	103	n/a

Total	29,835	$21.82

In 2007, the Board of Directors of GE approved the 2007 Plan. The maximum number of shares that may be granted under the Plan is 500 million shares, of which no more than 250 million may be available for awards granted in any form provided under the Plan other than options or stock appreciation rights. Total shares available for future issuance under GE’s 2007 Plan amounted to 184.8 million shares at December 31, 2010. Outstanding options expire on various dates through December 9, 2020.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

Stock options outstanding:

The following table summarizes information about GE stock options outstanding at December 31, 2010.

	Outstanding			Exercisable
Exercise price range	GE Shares (in thousands)	Average life (a) (in years)	Average exercise price	GE Shares (in thousands)	Average exercise price
Under $10.00	4,693	8.2	$9.57	878	$9.57
10.01 – 15.00	5,659	8.5	11.91	1,087	11.90
15.01 – 20.00	5,353	9.4	15.96	14	18.00
20.01 – 25.00	37	1.7	22.80	30	22.48
25.01 – 30.00	3,531	4.2	27.59	2,638	27.41
30.01 – 35.00	4,667	4.2	33.38	4,330	33.35
Over $35.00	3,809	2.4	40.36	3,243	40.46

Total	27,749	6.5	$21.82	12,220	$30.29

(a)	Average contractual life remaining in years.

At December 31, 2009, options with an average exercise price of $36.31 were exercisable on 11 million shares of GE Common Stock.

Stock option activity:

	GE Shares (in thousands)	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2010	25,114	$24.84
Transfers	248	19.69
Granted	5,320	15.95
Exercised	(152)	10.59
Forfeited	(733)	15.61
Expired	(2,048)	46.40

Outstanding at December 31, 2010	27,749	$21.82	6.5	$90.00

Exercisable at December 31, 2010	12,220	$30.29	4.0	$15.00

Options expected to vest	13,485	$14.83	8.6	$67.00

GE measures the fair value of each stock option grant at the date of grant using a Black-Scholes option-pricing model. The weighted average grant-date fair value of options granted during 2010, 2009 and 2008 was $4.11, $3.81 and $5.26 respectively. The following assumptions were used in arriving at the fair value of options granted during 2010, 2009 and 2008, respectively: (i) risk-free interest rates of 2.9%, 3.2% and 3.4%; (ii) dividend yields of 3.9%, 3.9% and 4.4%; (iii) expected volatility of 35%, 49% and 27%; and (iv) expected lives of six years and eleven months, six years and ten months, and six years and ten months. Risk-free interest rates reflect the yield on zero- coupon U.S. Treasury securities. Expected dividend yields presume a set dividend rate using a historical five-year average. Expected volatilities are based on implied volatilities from traded options and historical volatility of GE’s stock. The expected option lives are based on GE’s historical experience of employee exercise behavior.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

The total intrinsic value of options exercised during 2010 and 2008 amounted to $1 million and $4 million, respectively. There were no options exercised in 2009. As of December 31, 2010, there was $40 million of total unrecognized compensation cost related to non-vested options. Excluding the impact of any accelerated vesting associated to the Joint Venture Transaction, this cost is expected to be recognized over a weighted average period of two years, of which approximately $14 million is expected to be recognized in 2011.

Stock option expense recognized in net income amounted to $12 million, $9 million and $6 million for the years ended December 31, 2010, 2009 and 2008.

Other stock-based compensation:

	GE Shares (in thousands)	Weighted average grant date fair value	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in millions)
RSUs outstanding at January 1, 2010	2,591	$30.91	—	—
Transfers	41	25.07	—	—
Granted	132	16.50	—	—
Vested	(549)	33.13	—	—
Forfeited	(129)	22.63	—	—

RSUs outstanding at December 31, 2010	2,086	$29.81	1.9	$38

RSUs expected to vest	1,929	$29.81	1.9	$35

The fair value of each restricted stock unit is the market price of our stock on the date of grant. The weighted average grant date fair value of RSUs granted during 2010, 2009 and 2008 was $16.50, $12.80 and $28.55, respectively. The total intrinsic value of RSUs vested during 2010, 2009 and 2008 amounted to $9 million, $16 million and $23 million, respectively. As of December 31, 2010, there was $28 million of total unrecognized compensation cost related to nonvested RSUs. Excluding the impact of any accelerated vesting associated to the Joint Venture Transaction, this cost is expected to be recognized over a weighted average period of two years, of which approximately $13 million is expected to be recognized in 2011.

Other share-based compensation expense recognized in net income amounted to $11 million, $12 million and $17 million in 2010, 2009 and 2008, respectively.

(18) Commitments and contingencies

Commitments

At December 31, 2010, we had $6.002 billion of commitments to acquire film and television programming, including U.S. television rights to future Olympic Games, NBC’s Sunday Night Football through the 2013-2014 season and the NFL Super Bowl in 2012. We further had $1.991 billion of contractual commitments under various creative talent and employment agreements, including obligations to actors, producers, television personalities and executives and various other television commitments that require payments through 2014. At December 31, 2010, minimum rental commitments under noncancelable facilities and equipment operating leases aggregated to $1.455 billion, including leases with related parties aggregating $648 million. Rental expense totaled $217 million, $183 million and $169 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

At December 31, 2010, we had the following commitments:

	Programming commitments	Take-or-pay contracts	Operating leases	Other	Total
2011	$2,179	$946	$252	$245	$3,622
2012	1,804	548	221	163	2,736
2013	978	277	165	107	1,527
2014	489	98	143	26	756
2015	269	49	118	19	455
Thereafter	283	73	556	15	927

Total	$6,002	$1,991	$1,455	$575	$10,023

We have entered into agreements to lease back certain properties that we previously sold, over lease terms of 5-19 years. We classified these leases as operating leases in accordance with ASC 840, Leases. We actively use these properties and consider the leases normal leasebacks. Gains of $99 million were deferred and are being recognized over the minimum term of these leases. Minimum lease payments of approximately $82 million under these leases are included in the commitments table above.

Legal matters

We are involved in various claims and legal actions arising in the ordinary course of business. In our opinion, the ultimate disposition of these matters are not likely, in the aggregate, to have a material effect on our consolidated financial statements.

Collective bargaining agreements

Many of our employees, including writers, directors, actors, technical and production personnel and others, as well as some of our on-air and creative talent, are covered by collective bargaining agreements or works councils. Labor organizing activities could result in additional employees becoming unionized. We are not always able to reach agreement with a labor union prior to the expiration of a collective bargaining agreement, and our employees who were covered by an expired collective bargaining agreement may have a right to strike or take other actions that could adversely affect us. Moreover, even if we successfully negotiate new collective bargaining agreements with our employees, the terms or conditions of those agreements may be less favorable than those of our current agreements. Many of our collective bargaining agreements are industry-wide agreements, and we may lack practical control over the negotiations and terms of the agreements. As of December 31, 2010, 47 collective bargaining agreements covering approximately 3,350 of our full-time, part-time and full-time equivalent (“FTE”) freelance employees on our payroll had expired without a new collective bargaining agreement having been agreed to by us, including our agreement with the National Association of Broadcast Employees and Technicians, covering more than 1,420 of our full-time, part-time and FTE freelance employees on our payroll. Approximately 29 collective bargaining agreements covering approximately 2,950 of our full-time, part-time and FTE freelance employees on our payroll are scheduled to expire throughout the remainder of 2011.

Guarantees

We provide guarantees in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our consolidated financial statements. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows.

We guarantee an obligation of our 50% joint venture, UCDP, the principal operations of which include the ownership and operation of two theme parks (Universal Studios Florida and Universal’s Islands of Adventure) and certain facilities located at Universal Orlando Resort (collectively “the Orlando Parks”). Affiliates of the Blackstone Group L.P. (“Blackstone”) hold the

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

remaining 50% interest in UCDP. In November 2009, Blackstone refinanced its existing term loan and entered into a five-year loan agreement with a syndicate of lenders in the amount of $305 million (including prefunded interest and amortization), which is secured by their equity interests in UCDP. We guaranteed the loan on a deficiency basis and received a fee for the guarantee. Future distributions, other than tax distributions, from UCDP to Blackstone are applied to the repayment of the loan. At December 31, 2010 and 2009, our liabilities associated with this guarantee were $7 million and $9 million, respectively.

UCDP has an agreement with a third party consultant under which UCDP pays a fee equal to a percentage of UCDP’s gross revenue from the Orlando Parks, as well as from comparable projects, which include Universal Studios Japan and Universal Studios Singapore.

We guarantee UCDP’s obligations under the consulting agreement, and directly pay fees on behalf of UCDP with respect to Universal Studios Japan and Universal Studios Singapore. We also indemnify UCDP against any liability arising under the consultant agreement related to any comparable projects that are not owned or controlled by UCDP.

On October 18, 2009, UCDP executed an amendment to the consultant agreement that modified the consultant’s right to terminate UCDP’s obligation to make periodic payments there under, and to receive instead a one-time cash payment equal to the fair market value of the consultant’s interest in the future revenue of the Orlando Parks and any comparable projects that were open for at least one year at that time. The amendment extended the earliest exercise date for this right to June 2017, but provided the consultant with the option to make a one-time election to fix certain inputs for purposes of calculating the value of the payment. The consultant executed this option to fix the inputs in January 2010. The consulting agreement does not have a termination date and the consultant has an option to terminate the consulting agreement in exchange for a lump sum payment established by a formula in the consulting agreement. The consultant’s right to elect a lump sum payment cannot be exercised prior to June 2017. If UCDP cannot pay the fees owed under the consulting agreement or, if elected, the lump sum payment for termination of the consulting agreement, we could be liable for the entire unpaid amounts. As of both December 31, 2010 and 2009, our liability associated with the obligation to guarantee UCDP’s obligations under the consultant agreement was $5 million.

(19) Subsequent events

We evaluate subsequent events that have occurred through the date our consolidated financial statements were available to be issued. As such we have evaluated events that have occurred through February 28, 2011.

Joint Venture Transaction

On January 28, 2011, we closed the Joint Venture Transaction, which combines our former company, NBC Universal Inc. and certain businesses contributed by Comcast (the “Comcast Content Business”). The Comcast Content Business consists primarily of Comcast’s national cable networks, including E!, Golf Channel, G4, Style and VERSUS, Comcast’s regional cable networks, consisting of ten regional sports networks and three regional community-oriented and news channels; and certain digital media assets, including the Internet websites Fandango and DailyCandy.

In connection with the Joint Venture Transaction, we used the remaining proceeds from the $9.1 billion of 2010 Senior Notes to distribute $7.4 billion to GE immediately prior to the closing. In addition, on January 26, 2011, GE purchased Vivendi’s remaining interest for $3.578 billion and made an additional payment of $222 million related to the previously purchased shares.

NBC UNIVERSAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

To effect the Joint Venture Transaction, a new entity was formed, NBCUniversal Holdings, which is owned 51 percent by Comcast and 49 percent by GE. Our company, NBC Universal Inc. was subsequently converted into a Delaware limited liability company, NBCUniversal, and upon closing, NBCUniversal now comprises both our existing businesses and the Comcast Content Business contributed by Comcast. In addition to contributing the Comcast Content Business to NBCUniversal, Comcast made a cash payment to GE of $6.2 billion at the closing.

Redemption provisions

Comcast and GE have entered into an LLC Agreement, which provides for Comcast’s management and control of NBCUniversal through its control of NBCUniversal Holdings. Pursuant to the terms of the LLC agreement, GE may not directly or indirectly transfer its interest in NBCUniversal Holdings until July 28, 2014, after which, GE may transfer its interest to a third party subject to a right of first offer to Comcast. Further, pursuant to the LLC agreement, during the six-month period commencing on July 28, 2014, GE is entitled to cause NBCUniversal Holdings to redeem, in cash, half of GE’s interest, and Comcast would have the immediate right to purchase the remainder of GE’s interest. If, however, Comcast elects not to exercise this right, during the six-month period commencing January 28, 2018, a second redemption right entitles GE to cause NBCUniversal Holdings to redeem its remaining interest.

If GE does not exercise its first redemption right, during the six-month period commencing on January 28, 2016, Comcast has the right to purchase half of GE’s interest in NBCUniversal Holdings and further redeem GE’s remaining interest, if any, during the six-month period commencing January 28, 2019. Comcast also will have the right, after GE makes a registration request pursuant to certain registration rights that are granted to it under the LLC Agreement, to elect to purchase for cash all of GE’s interest in NBCUniversal Holdings that GE is seeking to register. If GE elects to exercise this second redemption right, Comcast will have the right during the ten business day period after the public market valuation has been determined as discussed below, to elect to purchase for cash all of the interests in NBCUniversal Holdings that GE previously has transferred to third parties (other than in public sales and Rule 144 sales).

The purchase price to be paid in connection with any redemption described above will equal the ownership percentage being acquired based on the fully distributed public market trading value of NBCUniversal Holdings (as defined in the LLC Agreement). Subject to certain limitations, in the event that NBCUniversal Holdings is not required to fulfill GE’s redemption requests, Comcast is committed to fund up to $2.875 billion in cash or Comcast common stock for each of the two redemptions (for an aggregate of up to $5.75 billion), with amounts not used in the first redemption to be available for the second redemption.

Tax matters

As discussed above, we converted into a Delaware limited liability company. For U.S. federal income tax purposes, our company will be disregarded as an entity separate from NBCUniversal Holdings, a tax partnership. Accordingly, NBCUniversal and our subsidiaries will not incur any current or deferred U.S. federal income taxes. Our company and our subsidiaries, however, are expected to incur current and deferred state income taxes in a limited number of states and our foreign subsidiaries are expected to incur current and deferred foreign income taxes.

GE has indemnified NBCUniversal Holdings with respect to our company’s income tax obligations attributable to periods prior to the closing of the Joint Venture Transaction. All deferred income taxes relating to U.S. federal tax matters have been retained by GE, and as such, no deferred tax assets and liabilities related to U.S. federal tax matters are expected to be included in our consolidated balance sheet, subsequent to the close of the Joint Venture Transaction.

Preliminary purchase price allocation and Pro Forma financial information

As a result of the Joint Venture Transaction, NBCUniversal is a wholly owned subsidiary of NBCUniversal Holdings, and thus through its membership interests in NBCUniversal Holdings, owned and controlled by Comcast. To reflect the change in control of our company, in the first quarter of 2011, we will apply acquisition accounting and re-measure our assets and liabilities to fair value as of January 28, 2011. The assets and liabilities of the Comcast Content Business contributed by Comcast will be carried over at historical book value. Due to the limited time since the closing of the Joint Venture Transaction, the related acquisition accounting is incomplete at this time. As a result, we are unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the transaction, including the information required for indemnification assets, contingencies, noncontrolling interests and goodwill. Also because the initial accounting for the Joint Venture Transaction is incomplete, we are unable to provide the supplemental pro forma revenue and earnings of the combined entity. We plan to include the initial purchase price allocation and required pro forma financial information in our first quarter 2011 financial statements.

Key management changes

Effective January 28, 2011, in conjunction with the closing of the Joint Venture Transaction, Stephen B. Burke became NBCUniversal Holdings’ and NBCUniversal’s President and Chief Executive Officer and resigned from his position as the Chief Operating Officer of Comcast.